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                            APPLIED INNOVATION INC.

                                   Exhibit 11

             Statement Regarding Computation of Earnings Per Share

             For the years ended December 31, 1997, 1996, and 1995




                                                         1997                1996                1995
                                                         ----                -----               ----
Weighted average number of common
   shares outstanding - used for
   computation of basic earnings (loss)
   per share                                           15,786,332          15,742,760          15,650,755

Add net shares issuable pursuant to stock
  option plans less shares assumed
  repurchased at the average market price                       0             119,488             269,321
                                                      -----------         -----------         -----------

Number of shares for computation of
  diluted earnings (loss) per share                    15,786,332          15,862,248          15,920,076
                                                      ===========         ===========         ===========

Net income (loss) for basic and diluted
  earnings (loss) per share                           $ (637,195)         $2,154,568          $6,054,030
                                                      ===========         ===========         ===========

Basic earnings (loss) per share                             $(.04)               $.14                $.39
                                                            =====                ====                ====

Diluted earning (loss) per share                            $(.04)               $.14                $.38
                                                            =====                ====                ====